Exhibit 10.9

AMENDMENT No. 1

to

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (“Amendment”) is entered into as of July 31, 2002 (the “Amendment Effective Date”) between Rubin Systems Inc. as Seller, Howard Rubin as Rubin and as Stockholder, and META Group, Inc. as Buyer. Terms not otherwise defined in this Amendment shall have the same meaning ascribed to them in the Asset Purchase Agreement dated October 27, 2000 (the “Agreement”).

Whereas, the Parties have mutually agreed, insofar as the payment due March 31, 2002 under the Agreement, that — based on ambiguities in the Agreement and difficulties in measuring and tracking performance in calculating such amount — a negotiated 75% amount thereof is equitable, in return for waiver by Seller and Rubin of breaches, if any, by Buyer up to the date of this Amendment.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

GLOSSARY of definitions of terms used in this Amendment and in Exhibit A (as amended) to the Agreement (the “Revised Exhibit A”):

“CY” is defined as calendar year.

“Consideration to be Paid” is defined as the total potential amount in U.S. dollars that Rubin can earn in a CY based on performance milestones achieved.

 “Direct Margin” is defined as a percent and is calculated as: Revenues (in accordance with U.S. Generally Accepted Accounting Principles [“GAAP”] as determined by Buyer’s CFO) as shown by Buyer’s Lawson accounting software system, minus all direct expenses for staff salary and travel & entertainment, outside consultant expenses, direct event costs, royalty payments, commissions, draws, direct marketing and other direct expenses, all divided by Revenues.

“MM Consulting Direct Margin” is defined as a percent and calculated as: MM (as defined below) Consulting Revenues (in accordance with GAAP as determined by Buyer’s CFO), plus Pure Outside Consultant Revenue (as defined below), minus all direct expenses for staff salary and travel & entertainment, outside consultant expenses, direct event costs, royalty payments, commissions, draws, direct marketing and other direct expenses, all divided by MM Consulting Revenues.

“Metricnet Direct Margin” is defined as a percent and calculated as: Metricnet Revenues (in accordance with GAAP as determined by Buyer’s CFO), minus all direct expenses for staff salary and travel & entertainment, outside consultant expenses, direct event costs, (royalty payments and commissions for CY 2002 only), direct marketing and other direct expenses, all divided by Metricnet Revenues.

“Direct Margin Target” is defined as a performance level percentage, set forth in Table 1 below in Revised Exhibit A, used for determining that portion of Rubin’s CY Earn Out for MM Consulting and Metricnet Direct Margins, which has been achieved.

“Earn Out” is defined as the amount (for the CY periods in Table 1 below) Buyer is to pay Rubin pursuant to the Agreement as amended, which results from taking the Consideration to be Paid (in Table 1 below in Revised Exhibit A) and adjusting it based on MM Net Billings Target Achieved, Direct Margin achieved for MM (as defined below) Consulting and Metricnet, and Outside Consultant Use, all as described in the Revised Exhibit A to the Agreement dated contemporaneously with this Amendment No. 1 to the Agreement.

“GAAP” means United States Generally Accepted Accounting Principles.

“META Measurements” (“MM”) is defined as the Division — which is the Business (as defined in the Agreement), after the Closing (as defined in the Agreement) of the Agreement, acquired and operated by Buyer as a separate division of Buyer (until on or about 1/1/02, after which there was no separate division) — PLUS the following 3 META Group Consulting (“MGC”) services reporting to Rubin: Sourcing (“SOP”), Process and Metrics (“PMP”), and Operations and Benchmarking (“OEP”). Note: For purposes of clarification, MM includes performance results from Metricnet publications and services. Note: MM product codes and staff are identified in Schedule I and Schedule II, respectively.

“Metricnet” is defined as those publications and services product codes specified in Schedule 1 to the Agreement.

“Net Billings” is defined as amounts invoiced by Buyer, for domestic U.S. consulting, domestic U.S. products and domestic U.S. services only, through Buyer’s Lawson accounting software system and sent to Buyer’s clients for payment by clients to Buyer, reduced by any invoice change & cancellation forms (“ICCFs”) processed by Buyer; and shall represent a valid receivable on Buyer’s balance sheet. For purposes of this Amendment, valid Net Billings are those net billings generated from product codes only listed in Schedule 1.

“Net Billings Target Achieved” is defined as a performance level percentage, used for determining that portion of Rubin’s CY Earn Out for Net Billings, which has been achieved.  This is calculated as Net Billings achieved, divided by Net Billings Target (defined below).

“Net Billings Target” is defined as a CY performance level, used for determining that portion of Rubin’s CY Earn Out.  Specific Targets are set forth in Table 1 below.

“Outside Consultant(s)” is defined as any non-Buyer personnel contracted directly by Rubin and/or by Buyer for or on behalf of Rubin to fulfill on any MM work.

“Outside Consultant Use” is defined as a percent and calculated as total MM Outside Consultant expenses for a CY Earn Out period, divided by total MM staffing expense for that CY Earn Out period.

“Pure Outside Consultant Revenue” is defined as Revenue generated through consulting work fulfilled solely by Outside Consultants minus all Buyer expenses (including but not limited to all direct and indirect expenses, e.g., sales commissions, marketing costs, and general and administrative costs); such consulting work is treated as Net Billings for all calculations of Net Billings Target Achieved, and is treated as 100% MM Consulting Direct Margin for all calculations of Direct Margin Target achieved. Buyer’s CFO and Rubin need to mutually agree before Revenue can be classified as “Pure Outside Consultant Revenue”.

“Revenue” is defined as amounts (as shown by Buyer’s Lawson accounting software system) invoiced by Buyer, for domestic U.S. consulting, domestic U.S. products and domestic U.S. services only, that Buyer has recognized as income on Buyer’s profit & loss statement.  Revenue, unlike Net Billings, is recognized when or as the services have been fulfilled or products have been delivered to Buyer client(s) in accordance with GAAP as determined by Buyer’s CFO.

“Sales CY” is defined as the 12-month period from February 1 of one CY to January 31 of the following CY, subject to modification of such start and end dates by Company’s management (including alteration of the period being 12 months).

1. Section 2 (c) (i) is deleted and replaced with the following:

“Purchase Price.  Buyer agrees to pay Seller the following revised consideration for the Acquired Assets:

(i)            Cash and Buyer Shares.  Subject to the achievement of certain revenue and profitability milestones described below and in Exhibit A (sometimes referred to as Payment Milestone Exhibit A), and in Exhibit A as amended and attached to this Amendment No. 1 (“Revised Exhibit A”), Buyer shall pay Seller Four Million Nine Hundred and Fifteen Thousand Dollars ($4,915,000, which is the $5,000,000 sum originally agreed to by the Parties in the Agreement as the cash portion, less $85,000 which the Parties agreed to in September 2001) in cash, and issue to Seller shares of Buyer’s common stock, $0.01 par value per share (“Buyer Common Stock”), having an aggregate value equal to Two Million, Five Hundred Thousand Dollars ($2,500,000) (the “Buyer Shares”) as follows:” [the next Subsections A through C remain unchanged.]

2. Section 2 (c) (i) (D) is deleted and replaced with the following:

“Consideration Paid on September 30, 2001.  Buyer paid Seller on or about September 30, 2001 the sum of Five Hundred Forty Thousand Dollars ($540,000) in cash by wire transfer. The Parties agree that such wire transfer payment was a mutually agreed upon amount in full satisfaction of earnout for the first half of the calendar year 2001.”

Further, the Parties agree that such wire transfer payment was reduced by $25,000 for the early disbursement by Buyer to Rubin, which took place prior to September 30, 2001.

3. Section 2 (c) (i) (E) is deleted and replaced with the following:

“Consideration to be Paid on the Amendment Effective Date. Buyer hereby agrees with Seller that Buyer has, prior to the Amendment Effective Date, paid Rubin Four Hundred Sixty Eight Thousand Seven Hundred Fifty Dollars ($468,750) in cash by wire transfer to an account at a bank identified by Seller to Buyer, and will (x) pay Rubin on the Amendment Effective Date One Hundred Thousand Dollars ($100,000) in cash by wire transfer or delivery of other immediately available funds to one or more accounts at bank(s) identified by Seller to Buyer in writing, and  (y) issue to Seller, as soon as reasonably practicable after the Amendment Effective Date and prior to or including July 31, 2002, a number of Buyer Shares equal to Three Hundred Sixty Eight Thousand Seven Hundred Fifty Dollars ($368,750) divided by the Average Price. Note: Upon mutual agreement of Buyer and Rubin in writing (where Email is an acceptable form of writing), the dollar amount of Buyer Shares in (y) above may be paid by Buyer to Rubin in lieu of Buyer Shares. Buyer shall undertake to use commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (or to amend an existing registration statement) (the “Registration Statement”) in order to register said Buyer Shares issued to Buyer on the Amendment Effective Date, such filing to occur within ninety (90) days of the Amendment Effective Date hereof; and for Buyer Shares, if any, to be issued in CYs 2003 and thereafter, such filing is intended to occur within ninety (90) days of the payment of the Consideration to be Paid. Rubin and Buyer’s representative appointed by Buyer’s CFO (currently, Matthew Jarboe) agree to review Net Billings and Direct Margin performance on a monthly basis from the Amendment Effective Date going forward.”

4. Section 2 (c) (i) (F) is deleted and replaced with the following:

“Consideration to be Paid on March 31, 2003. If, but only if, (i) Rubin continues to be employed by Buyer or any of its Affiliates, and (ii) Rubin achieves the Net Billings Target and Direct Margin Targets as specified in Revised Exhibit A for calendar year 2002, Buyer shall (x) pay Seller on March 31, 2003 Five Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($541,667.00) in cash by wire transfer or delivery of other immediately available funds to one or more accounts at bank(s) identified by Seller to Buyer in writing, and (y) issue to Seller on March 31, 2003 a number of Buyer Shares equal to Two Hundred Seventy Thousand Eight Hundred Thirty Three Dollars ($270,833.00) divided by the Average Price. Note: Upon mutual agreement of Buyer and Rubin (where Email is an acceptable form of writing), the dollar amount of Buyer Shares in (y) above may be paid by Buyer to Rubin in lieu of Buyer Shares. Buyer and Rubin agree that year to date April 2002 total MM, MM Consulting and Metricnet Net Billings and Direct Margins have been accurately identified and agreed to. “

5. Section 2 (c) (i) (G) is deleted and replaced with the following:

“Consideration to be Paid on March 31, 2004.  If, but only if, (i) Rubin continues to be employed by Buyer or any of its Affiliates, and (ii) Rubin achieves the Net Billings Target and Direct Margin Targets as specified in Revised Exhibit A for calendar year 2003, Buyer shall (x) pay to Seller on March 31, 2004 Five Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($541,667.00) in cash by wire transfer or delivery of other immediately available funds to one or more accounts at bank(s) identified by Seller to Buyer in writing, and (y) issue to Seller on March 31, 2004 a number of Buyer Shares equal to Two Hundred Seventy Thousand Eight Hundred Thirty Three Dollars ($270,833.00) divided by the Average Price. Note: Upon mutual agreement of Buyer and Rubin (where Email is an acceptable form of writing), the dollar amount of Buyer Shares in (y) above may be paid by Buyer to Rubin in lieu of Buyer Shares.”

6. Section 2 (c) (i) (H) is deleted and replaced with the following:

“Consideration to be Paid on March 31, 2005.  If, but only if, (i) Rubin continues to be employed by Buyer or any of its Affiliates, and (ii) Rubin achieves the Net Billings Target and Direct Margin Targets as specified in Revised Exhibit A for calendar year 2004, Buyer shall (x) pay to Seller on March 31, 2005 Five Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($541,667.00) in cash by wire transfer or delivery of other immediately available funds to one or more accounts at bank(s) identified by Seller to Buyer in writing, and (y) issue to Seller on March 31, 2005 a number of Buyer Shares equal to Two Hundred Seventy Thousand Eight Hundred Thirty Three Dollars ($270,833.00) divided by the Average Price. Note: Upon mutual agreement of Buyer and Rubin (where Email is an acceptable form of writing), the dollar amount of Buyer Shares in (y) above may be paid by Buyer to Rubin in lieu of Buyer Shares.”

7. Section 2 (c) (i) (I) is deleted and replaced with the following:

“Consideration to be Paid on March 31, 2006.  If, but only if, (i) Rubin continues to be employed by the Buyer or any of its Affiliates, and (ii) Rubin achieves the Net Billings Target and Direct Margin Target as specified in Revised Exhibit A for calendar year 2005, Buyer shall (x) pay Seller on March 31, 2006 Five Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($541,667.00) in cash by wire transfer or delivery of other immediately available funds to one or more accounts at bank(s) identified by Seller to Buyer in writing, and (y) issue to Seller on March 31, 2006 a number of Buyer Shares equal to Two Hundred Seventy Thousand Eight Hundred Thirty Three Dollars ($270,833.00) divided by the Average Price.  Note: Upon mutual agreement of Buyer and Rubin (where Email is an acceptable form of writing), the dollar amount of Buyer Shares in (y) above may be paid by Buyer to Rubin in lieu of Buyer Shares.”

8. A new Section 2 (c) (i) (J) is inserted, after Section 2 (c) (i) (I), which shall read as follows:

“Consideration to be Paid on March 31, 2007.  If, but only if, (i) Rubin continues to be employed by the Buyer or any of its Affiliates, and (ii) Rubin achieves the Net Billings Target and Direct Margin Target as specified in Revised Exhibit A for calendar year 2006, Buyer shall (x) pay Seller on March 31, 2007 Five Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($541,667.00) in cash by wire transfer or delivery of other immediately available funds to one or more accounts at bank(s) identified by Seller to Buyer in writing, and (y) issue to Seller on March 31, 2007 a number of Buyer Shares equal to Two Hundred Seventy Thousand Eight Hundred Thirty Three Dollars ($270,833.00) divided by the Average Price. Note: Upon mutual agreement of Buyer and Rubin (where Email is an acceptable form of writing), the dollar amount of Buyer Shares in (y) above may be paid by Buyer to Rubin in lieu of Buyer Shares.”

9. Section 2 (c) (ii) is deleted in its entirety, and replaced with the following:

“Rubin agrees to forego the additional compensation in the form of publication sales commissions referred to as MetricNet which would have been due Rubin for the months of April, May, June of 2002 and that portion of July 2002 up to the Amendment Effective Date.”

10. Section 2 (c) (iii) is deleted in its entirety.

11. A new Section 10 (q) is inserted, after Section 10 (p), which shall read as follows:

“(q) Status of Outside Consultant. At the beginning of each new calendar year, Rubin will be responsible to deliver to Buyer’s Human Resource Department confirmation of Outside Consultant status for all outside Metricnet and consultants privately contracted by Rubin or Buyer for MM work, and for Buyer’s work. In case of a workers compensation dispute, Rubin agrees to reimburse Buyer for any workers compensation litigation and expenses arising or attributable to the use of such outside consultants. If Outside Consultants are re-classified as employees by the U.S. Department of Labor, Rubin will bear full financial responsibility for said re-classification and any cost or penalties incurred. For purposes of this Agreement, Outside Consultants are defined as any non-Buyer personnel contracted directly by Rubin to fulfill on any MM work. At the Amendment Effective Date Rubin shall deliver to Buyer’s Human Resource Department confirmation of CY2002 Outside Consultant status for all outside Metricnet and consultants privately contracted by Rubin or Buyer for MM work, and for Buyer’s work.”

12. Section 6 (e) (i) first two lines are deleted and replaced with the following:

“For the period commencing on the date hereof and ending on December 31, 2005 (the “Noncompetition Period”):”

13. Section 6 (k) (i) is deleted and replaced with the following:

“The Company shall use commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (or to amend an existing registration statement) (the “Registration Statement”) in order to register the

Buyer Shares issued to the Seller on the Closing Date, and on March 31, 2001 and on the date hereof (the “Registrable Shares”). Notwithstanding any other provision hereof, (x) the rights granted by the Buyer pursuant to the preceding sentence shall terminate on the earlier of (i) June 30, 2003, or (ii) the date on which all Registrable Shares shall have been transferred pursuant to the Registration Statement, or to an exemption from registration or otherwise, and (y) the term “Registrable Shares” shall not include (and the Buyer shall have no obligation to continue to register) any Buyer Shares that may be sold without limitation pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, or any successor rule or regulation.

Buyer complied with its responsibility to use commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (or to amend an existing registration statement) (the “Registration Statement”) in order to register the Buyer Shares issued to Buyer on the Closing Date and issued to Buyer on or prior to March 31, 2001, as follows:

On December 18, 2001, the Company filed with the SEC a Registration Statement on Form S-3. On January 15, 2002, the SEC responded with a Comment Letter to the Company regarding the S-3. The Company filed its response to the Comment Letter on February 8, 2002. Subsequently, the Company received notification from the SEC that, as filed, the S-3 is not permitted to become effective. Accordingly, the Company will use commercially reasonable efforts to amend the S-3 to allow it to be approved by the SEC and become effective.

Subject to securities laws restrictions on sales by affiliates, the shares of Buyer Common Stock underlying the Options shall be covered by a Registration Statement on Form S-8.”

14. Seller, for himself personally and for Rubin Systems Inc., and Stockholder hereby waive, release and hold Buyer harmless from and against: (a) any breaches of any provision(s) of the Agreement committed or alleged to have been committed by Buyer from the Closing Date to the date of this Amendment, including but not limited to failure to file the registration statement on Form S-3 with the Securities and Exchange Commission as set forth in Section 6 (k) (i) of the Agreement in a timely manner; and (b) and claims of any kind including but not limited to damages or losses of any kind related thereto for such period. The Parties agree that: (a) from and after the date of this Amendment, only breaches which have a financial impact upon Seller in excess of $50,000 may be cited by Seller; (b) Buyer shall continue its good faith efforts to complete the registration statement on Form S-3 (including the Buyer Shares issued at the Closing and at March 31, 2001) which is pending before the Securities and Exchange Commission as of the date of this Amendment; and (c) for Buyer Shares issued to Seller by Buyer under this Agreement after March 31, 2001, Buyer shall use commercially reasonable efforts to register the Buyer Shares within one hundred twenty (120) days following issuance by Seller to Buyer; and (d) any items or issues that may arise where interpretation under this Agreement is deemed necessary by the Parties shall be submitted to the Compensation Committee of the Board of Directors of Buyer.

15. In Section 9 (a) (ii) and (iii), the time period “15” days is replaced with “60”.

16. In Section 10 (h), add the following for an additional copy to Buyer:

and Attention: General Counsel

META Group, Inc.

208 Harbor Drive

Stamford, CT  06912

Fax:  (203) 388-2545”.

17. The parties agree (a) that ANNEX I in the form attached to the Instrument of Assumption, which in turn is attached to the Agreement, is no longer accurate as of the date hereof; and (b) that they will mutually agree on modification thereto from time to time as necessary.

18. The parties mutually agree to cooperate with each other in good faith to resolve any differences that may arise between them in the course of implementing the Agreement as amended herein.

19. Exhibit A to the Agreement is superseded as of the date of this Amendment by Revised Exhibit A attached hereto and incorporated herein by reference. All references in the Agreement to Exhibit A hereafter shall be deemed to be to Revised Exhibit A unless otherwise specified.

20. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, this Amendment shall take precedence.

21. Except as expressly amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

22. This Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement of the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

BUYER:
META GROUP, INC.

By:	/s/ John A. Piontkowski
Name:	John A. Piontkowski
Title:	Chief Financial Officer

SELLER:
RUBIN SYSTEMS INC.

By:	/s/ Howard Rubin
Name:	Howard Rubin
Title:

HOWARD RUBIN and STOCKHOLDER:

By:	/s/ Howard Rubin
Name: Howard Rubin

SCHEDULE I

MM Product Codes

Product Type	Product Code	Product Description	META Measurement P&L

Service	MWB	Worldwide IT Trends & Benchmark Report 2001: Premium Edition	Rubin

Service	MW2	Worldwide IT Trends & Benchmark Report 2002, Premium Edition	Rubin

Consulting	OEP	Operations Excellence (Operation Practice)	MGC-OEP

Consulting	RUB	Howard Rubin Consulting (Rubin Retainer)	Rubin

Consulting	SOP	Sourcing (Performance Benchmarking Practice)	MGC-SOP

Consulting	PMP	Process and Metrics	MGC-PMP

Publication	WB0	2000 Worldwide Benchmark Report	Rubin

Publication	WB1	Worldwide IT Trends & Benchmark Report, 2001	Rubin

Publication	WB2	Worldwide IT Trends & Benchmark Report 2002	Rubin

Publication	WW5	The Worldwide IT Trends & Benchmark Report: European Analysis	Rubin

NOTE: Changes to this list of product codes will be made periodically in writing (including email) as needed and as determined by Buyer’s CFO, or by an individual appointed by META’s CFO, with the agreement of Rubin.

Buyer and Rubin agree that Buyer shall determine whether new products, if any, developed by, or existing products subsumed by, Rubin are to be classified for purposes of accounting, Earn Out calculation, Direct Margin Targets and performance evaluation, as either MM Consulting or Metricnet publications.

SCHEDULE II

MM staff personnel

MGC - Metric Net:

Employee Name	Job Title
Linda Tracy	Senior Consultant
Kimberly Cusack	Program Manager, Metric Net Operations (support staff)

Metric Net - Outside Consultants:

Employee Name	Job Title
Susan Iventosch	Contractor
Margaret Johnson	Contractor
Jed Rubin	Contractor
Eddie Wallace	Contractor
Rosemary Washburn	Contractor

MGC - Operations Practice

Employee Name	Job Title
Shafqat Azim	Sr. VP & Practice Leader
Robert Donnellan	Vice President
Andre Gravel	Director
Carlean Moser	Director
Leonard Neely	Director
Stephanie Fonseca	Manager
James McPhee	Manager
Clinton Olive	Senior Consultant

MGC - Performance Benchmarking Practice:

Employee Name	Job Title
Christopher Engle	Sr. VP & Practice Leader
Mark Levin	Vice President
Robert Ouellette	Vice President
David Perara	Vice President
Jeff Rumburg	Vice President
Ralph Baxter	Director
Robert Fodor	Director
Robert Kelley	Director
Christopher Pattacini	Director
Douglas Plotkin	Director
Michael Shott	Director
Adam Strichman	Director
Gary Yeck	Director
David McDonald	Manager
Lloyd Spann	Manager
Shelby Speno	Manager
Adrianne Gershberg	Admin

NOTE: Changes to this list of MM staff personnel will be made periodically in writing (including email) as needed and as determined by Buyer’s CFO, or by an individual appointed by META’s CFO, with the agreement of Rubin.